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Camco Financial Appoints Laurence Christ to Chief Credit Officer

CAMBRIDGE, Ohio, April 10, 2009 (GLOBE NEWSWIRE) -- Camco Financial Corporation (Nasdaq:CAFI) ("Camco"), parent company of Advantage Bank, has announced that Laurence S. Christ has been appointed to the position of Senior Vice President, Chief Credit Officer. James E. Huston, President and CEO of Camco and Advantage Bank, made the announcement.

As Chief Credit Officer, Christ will be responsible for providing direction for loan policy and procedures to ensure the overall quality of the Bank's portfolio. Most recently, Mr. Christ was with Merrill Lynch Commercial Finance Corporation in Chicago, Illinois from July, 2006 through April, 2009 as Director of Investment Real Estate Lending. Previously he was Vice President, Chief Credit Officer (Central Ohio) for Fifth Third Bank in Columbus, Ohio from December, 2001 through January, 2006. Other prior experience in Mr. Christ's extensive banking career includes Bank One in Columbus, Ohio, from October, 1988 through November, 2001 ending as Vice President, Credit Approval Officer, Vice President, Team Leader with Lloyds Bank in Houston, Texas, from April, 1987 through August, 1988, and Vice President, Corporate Banking with Texas Commerce Bank in Houston from May, 1982 through April, 1987. Mr. Christ started his banking career with Imperial Bank in Los Angeles, California from November, 1978 through May, 1982 as a Senior Financial Analyst.

Chairman, President & CEO James E. Huston commented, "With Larry's extensive experience in the Ohio market and track record of implementing successful credit programs, he is an excellent fit with our Senior Management Team. His proactive style will strongly contribute to Advantage Bank's goals of market leadership, profitability and exceptional credit quality."

Mr. Christ holds a BS degree in Business Administration from Indiana University and an MBA from the University of Southern California. Mr. Christ and his wife Jenny will make their home in Cambridge, Ohio.

Camco Financial Corporation, holding company of Advantage Bank, is a multi-state financial services holding company headquartered in Cambridge, Ohio. Advantage Bank and its affiliate, Camco Title Agency, offer relationship banking that includes commercial, small business and consumer financial services, internet banking and title insurance services from 28 offices in Ohio, Kentucky and West Virginia.

Additional information about Camco Financial may be found on Camco's web site: www.advantagebank.com.

The Camco Financial Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4639

CONTACT:  Camco Financial Corporation
          James E. Huston, CEO
          (740) 435-2020
          jhuston@advantagebank.com